Exhibit 99

For Immediate Release	For more information, contact:

February 2, 2006	Don Correll, President and CEO
Pennichuck Corporation
603-882-5191 ext. 2301

James M. Murphy Joins Pennichuck Corp. Board of Directors

Murphy chairs seventh largest mortgage servicing company in the life insurance industry

Merrimack, NH (NASDAQ: PNNW) - Pennichuck Corporation has named a locally and nationally respected financial industry leader and innovator to its board of directors.

James M. Murphy, CMB, has been appointed as a member of the board of directors of Pennichuck Corporation. Murphy is chairman of Q10 Capital, LLC, a national mortgage banking firm, owned and operated by 14 independent mortgage bankers, and founder and chairman of Q10 New England Realty Resources. Q10 is the seventh largest mortgage servicing company for the life insurance industry and closed over $4.4 billion in commercial mortgages in 2004.

"Jim's extensive experience in the finance sector provides an invaluable asset to the Pennichuck Corporation board," said John Krieck, chairman of the Pennichuck board of directors. "In addition, Jim's legacy of community service and government involvement bring strategic and insightful depth to our board and, ultimately, the company."

Murphy's 34-year career includes over $2.5 billion in commercial real estate transactions, experience in investor relationships, business development and strategic planning. Murphy currently sits on the board of directors of the Mortgage Bankers Association of America and served as chairman of the organization in 2002. He was a member of the Commercial/Multifamily Finance and Residential Board of Governors and has served as chairman of the Environmental Issues Committee, Commercial Real Estate Finance Council and Strategic Planning Committee of the MBA. Murphy is also a former member of Fannie Mae's National Advisory Council.

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Murphy has been especially active locally, serving as a member of the Mayor of Boston's Housing Finance Blue Ribbon Panel and as past director of the Massachusetts Chapter of National Association of Office and Industrial Properties (NAIOP). He is also a supporter of the Francis Ouimet Scholarship Fund, the largest independent scholarship organization for students working at Massachusetts golf courses. He has served his hometown of Duxbury, Mass., as chairman of the Finance Committee, chairman of the Fiscal Advisory Committee, a member of the School Committee and chairman of the Board of Selectmen.

Pennichuck Corporation is a holding company located in Merrimack, New Hampshire with three wholly owned operating subsidiaries involved in regulated water supply and distribution throughout southern and central New Hampshire; non-regulated, water-related services conducted through Pennichuck Water Service Company; and real estate investment and development activities conducted through The Southwood Corporation.

Pennichuck Corporation is traded on the NASDAQ Stock Market under the symbol "PNNW."

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